Exhibit 99.1

         Littlefield Corporation Announces New Chief Financial Officer

     AUSTIN, Texas--(BUSINESS WIRE)--July 28, 2006--Littlefield Corporation (OTCBB:LTFD) announces that Richard S. Chilinski has accepted the position of Chief Financial Officer of Littlefield Corporation effective Monday, July 31, 2006.
     Rich is an experienced and seasoned financial professional with thirty years of related work experience spanning public accounting, manufacturing, services, consulting and high technology.
     He has held financial analysis, estimating, strategic planning, controller, chief financial officer and vice president of finance positions in established companies and startups. He has worked for such prestigious companies as Peat Marwick, Bausch & Lomb, IBM and Baker Hughes.
     He is experienced in public company issues having fairly recently been the Senior Vice President and CFO of a public company with direct experience in taking the company public, SEC reporting, stock options, shareholder communications and investor relations.
     In addition to the usual expected disciplines of finance, accounting, treasury, budgeting, forecasting, management and regulatory reporting and tax planning, Rich is experienced in information technology, human relations, incentive compensation, mergers, acquisitions, capital transactions and due diligence.
     Rich holds a BA from St John Fisher College and an MBA in Finance and Accounting from the William E Simon Graduate School of Business of the University of Rochester. He was formerly a Certified Public Accountant in New York and will become registered as a CPA in Texas as a condition of his employment.
     Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:


    "Rich Chilinski is a seasoned and experienced leader and finance professional who will be a welcome addition to our Company. He is a solid businessman.

    He has a wealth of experience which will be valuable to the Company immediately and in the future. He has demonstrated strengths in areas from which the Company will immediately benefit. He also represents a significant addition to the Company's day to day management continuity, capability and depth.

    Rich will provide a strong foundation for the Company's continued growth and his ability to perform at a consistently high level will provide certainty at a critical time in the Company's history."


     In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


     CONTACT: Littlefield Corporation, Austin
              Cecil Whitmore, 512-476-5141
              Fax: 512-476-5680
              cwhitmore@littlefield.com